SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the registrant ☑
Filed by a party other than the registrant ☐

Check the appropriate box:	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)
☐ Preliminary proxy statement
☑ Definitive proxy statement
☐ Definitive additional materials
☐ Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
TRIPLE-S MANAGEMENT CORPORATION

(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)
Payment of filing fee (Check the appropriate box):
☑	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transactions applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement no.:

(3)	Filing Party:

(4)	Date Filed:

50 YEARS CARING FOR YOU
2009 Proxy Statement

March 27, 2009
Dear Shareholders:
We cordially invite you to our Annual Meeting of Shareholders. The meeting will be held on Sunday, April 26, 2009 at 9:00 a.m. at the Ponce de León Rooms A, B, and C of the Condado Plaza Hotel, 999 Ashford Avenue in San Juan, Puerto Rico. At the meeting, shareholders will be asked to elect nominees for the Board of Directors, among other matters. Please note that there will be no luncheon following this year’s meeting.
Your vote is very important. Please take the time to carefully read the proposals described in the attached Proxy Statement. It is important that your shares be represented and voted at the meeting. Whether you plan to attend or not, please sign, date, and return the proxy card solicited by our Board of Directors. You may vote by mail by sending the enclosed proxy card in the postage-paid envelope enclosed for your convenience. Also, you may vote by telephone or by internet at:

TELEPHONE:	INTERNET:	BY MAIL:

1-800-PROXIES	www.voteproxy.com	Use the prepaid envelope
(1-800-776-9437)	Follow the on-screen instructions and
have your proxy card available when you
Follow the instructions and have	access the web page.
your proxy card available when you
call.
We strongly encourage you to vote in the above mentioned manner. Shareholders who do not register their proxies before the day of the meeting may register them on Sunday, April 26, 2009, from 8:00 a.m. to 9:00 a.m.
In order to facilitate the registration process, we enclose a proxy card printed with your name. We are sure that this will contribute to the success of the proxy registration process.
This proxy statement and the accompanying proxy card are being mailed to our shareholders beginning on or about March 27, 2009.
Your Board of Directors is counting on your participation. Your vote is important!
Sincerely,
Luis A. Clavell-Rodríguez, MD
Chairman of the Board

Triple-S Management Corporation
P.O. Box 363628
San Juan, Puerto Rico 00936-3628

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
to be held on Sunday, April 26, 2009

To our Shareholders:
NOTICE IS HEREBY GIVEN that our Annual Meeting of Shareholders for 2009 will be held at 9:00 a.m. on Sunday, April 26, 2009, at the Ponce de León Rooms A, B, and C of the Condado Plaza Hotel, 999 Ashford Avenue, San Juan, Puerto Rico.
At the meeting, shareholders will be asked to:
•	Elect three “Group 2” directors for a three-year term; and

•	Consider any other business properly brought before the meeting.
Shareholders of record entitled to vote at the close of business on the record date, March 27, 2009, shall receive notice of and may vote at the meeting.
Important Notice Regarding the Availability of Proxy Materials
For the Shareholder Meeting to Be Held on Sunday April 26, 2009
The Proxy Statement and Annual Report on Form 10-K are available at
http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=15701.
You are cordially invited to attend the meeting. Whether you plan to attend or not, please sign and return the enclosed proxy card in order to ensure the presence of a quorum at the meeting. A postage-paid envelope is enclosed for your convenience. For further details please refer to the enclosed proxy card.
By order of the Board of Directors,
JESÚS. R. SÁNCHEZ-COLÓN, DMD
Secretary of the Board
San Juan, Puerto Rico
March 27, 2009

i

ABOUT THE MEETING
     This proxy statement and the accompanying proxy card are being mailed to shareholders beginning on or about March 27, 2009.
Who is soliciting my vote?
     The Board of Directors (“Board”) of Triple-S Management Corporation (“Corporation”) is soliciting your vote at the meeting.
What am I being asked to vote on at the annual meeting?
     The election of three “Group 2” directors for a three-year term (see page 7).
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
     If your shares of common stock are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the “stockholder of record” with respect to those shares. The proxy materials have been sent directly to you by us.
     If your Class B shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in “street name.” The proxy materials have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the proxy form or voting instructions included in the mailing or by following the instructions for voting by telephone or on the Internet.
     If you beneficially own shares of the Corporation’s Class B common stock, you must bring appropriate documentation provided by your broker, bank or other nominee to be present and personally vote at the annual meeting.
Who is entitled to vote?
     Only shareholders of record at the close of business on the record date, March 27, 2009, (the “Record Date”) are entitled to receive notice of the annual meeting and to vote at the meeting the shares of common stock that they held on the Record Date, or any postponement or adjournment thereof. Each share of common stock is entitled to one vote and all shares of each class of common stock shall vote together as a single class on all matters brought before the annual meeting. As of the close of business on March 19, 2008, there were 29,814,410 shares of the Corporation’s common stock outstanding, consisting of 9,042,809 issued and outstanding Class A common stock (“Class A shares”) and 20,771,601 issued and outstanding Class B common stock (“Class B shares”). Class A shares and Class B shares are referred to collectively as “common stock.”
     Please note that if you hold your shares in street name (that is, through a broker, bank or other nominee), you must bring appropriate documentation provided by your broker, bank or other nominee to be present and personally vote at the annual meeting.
Who may be present at the annual meeting?
     Only stockholders of record and beneficial owners with appropriate documentation provided by their respective broker, bank or other nominee may be present at the annual meeting. No other person, including those persons accompanying a shareholder, will be allowed at the annual meeting.

What are the Board’s recommendations?
     Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our Board. The Board’s recommendation for each proposal is set forth below.

Election of Directors (page 7).	The Board recommends a vote “FOR” each of these directors.
     With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by our Board or, if no recommendation is given, in their own discretion.
How many shares must be present to hold the meeting?
     A majority of the issued and outstanding voting shares of common stock of the Corporation must be present to hold the annual meeting. If at the designated time quorum is not reached, the annual meeting will be postponed for a half hour, after which one-third (1/3) of the voting shares issued and outstanding will constitute a quorum. We urge you to vote by proxy even if you plan to attend the annual meeting so that we will know as soon as possible that enough voting shares will be present for us to hold the annual meeting.
How do I vote?
     You can vote either in person at the meeting, by telephone, Internet or mail, whether or not you attend the meeting.
•	To vote by mail, you must fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope.

•	To vote by telephone call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Please have your proxy card available when you make the call.

•	To vote by Internet access www.voteproxy.com and follow the on-screen instructions. Have your proxy card available when you access the web page.
     If you plan to vote by telephone or Internet, you may enter your voting instructions until noon Eastern Time the day before the annual meeting. After such time, voting instructions will not be accepted by telephone or Internet.
Can I change my vote after I return my proxy card?
     Yes. A shareholder may revoke his or her proxy or change his or her vote at any time before the proxy is voted at the annual meeting. You can revoke your proxy or change your vote in one of four ways:
•	by sending a signed notice of revocation to our corporate secretary to revoke your proxy;

•	by sending to our corporate secretary a completed proxy card bearing a later date than your original proxy indicating the change in your vote;

•	by logging on to the Internet website specified on the proxy card in the same manner you would to submit your proxy electronically or calling the telephone number specified on the proxy card, and in each case following the instructions to revoke or change your vote; or

•	by attending the annual meeting and voting in person, which will automatically cancel any proxy previously given, or by revoking your proxy in person.

          If you choose any of the first two methods, you must take the described action no later than 9:00 a.m. on the date of the annual meeting. If you choose the third method, you have until noon Eastern Time the day before the annual meeting to enter instructions to revoke or change your vote. If your shares are held in street name by a broker, bank or other nominee, you must contact that institution to change your vote or, if you intend to be present and vote at the annual meeting, present the appropriate documentation provided by such broker, bank or other nominee.
What vote is required to approve each proposal?
          Election of Directors (Proposal 1). The affirmative vote of a majority of the votes cast at the annual meeting is required for the election of directors. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. Abstentions and broker non-votes will have no legal effect on the election of directors. A “broker non-vote” occurs when a broker, bank or other nominee indicates on the proxy card that it does not have discretionary authority to vote on a particular matter.
Who will bear the cost of soliciting proxies?
          We will bear the entire cost of soliciting proxies for the annual meeting. The original solicitation of proxies by mail may be supplemented by solicitation in person or by telephone, facsimile, or any other means by our directors, officers or certain persons on behalf of the members of our Board. Our Board intends to employ certain of our employees to solicit proxies on its behalf, and such employees will receive compensation based on the amount of proxies solicited and obtained. In addition, the Board may engage one or more solicitation agents to aid in the solicitation of proxies. We will bear the additional costs of such a solicitation, which, together with the costs of the preparation, assembly, printing and mailing of this proxy statement, the proxy form and any additional solicitation materials furnished to our shareholders, are not expected to exceed $150,000. Proxy materials will be distributed at our expense by brokers, nominees, custodians, and other similar parties.
Who will count the vote?
          Representatives of our transfer agent, American Stock Transfer & Trust Company, will tabulate the votes and act as inspectors of the election.
Could other matters be decided at the meeting?
          We do not know of any other matters that may come before the annual meeting. However, if any new matter requiring the vote of our shareholders is properly presented before the annual meeting, proxies may be voted with respect thereto at the discretion of the proxy holders.
What happens if the meeting is postponed or adjourned?
          Your proxy will still be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.
What should I receive?
          This proxy statement, our Annual Report, the Notice of Annual Meeting of Shareholders and the proxy card, which are being mailed to you on or about March 27, 2009. Our Annual Report includes our financial statements for the year ended December 31, 2008, duly audited by KPMG LLP, as independent registered public accounting firm.
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PRINCIPAL SHAREHOLDERS
          The following table shows the amount of the Corporation’s Class B shares known to the Corporation to be beneficially owned (unless otherwise indicated in the footnotes) by each 5% shareholder of the Corporation as of March 19, 2008. The information is based on reports filed with the Securities and Exchange Commission (“SEC”). No shareholder owns 5% or more of the Corporation’s Class A common stock.
CLASS B COMMON STOCK

	Amount and Nature of
Name and Business Address of Beneficial Owner[1]	Beneficial Ownership[1]	Percent of Class[2]
Gabe Hoffman[3]	1,767,170	8.23%
Accipiter Capital Management, LLC
Candens Capital, LLC
666 5th Avenue, 35th Floor
New York, NY 10103

North Run Capital, LP4	1,600,000	7.45%
One International Place, Suite 2401
Boston, MA 02110

SAB Capital Advisors, L.L.C.[5]	1,323,781	6.17%
SAB Capital Management, L.P.
SAB Capital Management, L.L.C.
Scott. A. Bommer
767 Fifth Avenue, 21st Floor
New York, NY 10153

T. Rowe Price Associates, Inc.[6]	1,551,000	7.23%
100 E. Pratt Street
Baltimore, MD 21202

Wellington Management Company, LLP[7]	1,327,100	6.18%
75 State Street
Boston, MA 02109

[1]	For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

[2]	Based on 21,464,904 Class B shares outstanding as of February 17, 2009.

[3]	The information set forth above, except for the percentage ownership of the class of stock (see footnote 2 above), is based on information disclosed in a Schedule 13G (the “Accipiter Filing”) filed with the SEC on February 17, 2009. According to the Accipiter Filing, Candens Capital, LLC is the beneficial owner of 1,257,025 Class B shares or approximately 5.86% of our outstanding Class B shares as a result of acting as general partner of various limited partnerships. Candens Capital, LLC shares voting and dispositive power with respect to all our Class B shares it beneficially owns. According to the Accipiter Filing, Mr. Gabe Hoffman is the beneficial owner of 1,767170 Class B shares or approximately 8.24% of our outstanding Class B shares as a result of acting as managing member of each of Accipiter Capital Management, LLC and Candens Capital, LLC. Mr. Hoffman shares voting and dispositive power with respect to all our Class B shares he beneficially owns.

[4]	The information set forth above is based on a Schedule 13G/A filed with the SEC on December 17, 2007, and represents shares held by North Run Master Fund, LP, for which North Run Capital, LP acts as investment manager. North Run Advisors, LLC is the general partner of North Run Capital, LP. North Run Advisors, LLC is also the general partner of North Run GP, LP, the special general partner of North Run Master Fund, LP. Todd B. Hammer and Thomas B. Ellis are the sole members of North Run Advisors, LLC. North Run Capital, LP, North Run GP, LP, North Run Adivors, LLC, Mr. Hammer and Mr. Ellis have shared voting and dispositive power with respect to the shares and, as sole members of North Run Advisors, LLC, Messrs. Hammer and Ellis may direct the vote and disposition of such shares. Notwithstanding the foregoing, the percentage ownership of the class of stock is based on the information set forth in footnote 2 above.

[5]	The information set forth above, except for the percentage ownership of the class of stock (see footnote 2 above), is based on information disclosed in a Schedule 13G (the “SAB Filing”) filed with the SEC on February 17, 2009. According to the SAB Filing, each of SAB Capital Advisors, L.L.C., SAB Capital Management, L.P., SAB Capital Management, L.L.C., and Mr. Scott A. Bommer beneficially own 1,323,781 Class B shares or approximately 6.17% of our Class B Shares outstanding as of December 31, 2008. SAB Capital Advisors, L.L.C. and SAB Capital Management, L.P. serve as the general partner and investment manager, respectively, of various funds. SAB Capital Management, L.L.C. serves as general partner to SAB Capital Management, L.P and Mr. Bommer is a managing member of both of SAB Capital Advisors, L.L.C. and SAB Capital Management, L.L.C. Each of SAB Capital Advisors, L.L.C., SAB Capital Management, L.P., SAB Capital Management, L.L.C., and Mr. Scott A. Bommer share voting and dispositive power with respect to all our Class B shares they beneficially own.

[6]	The information set forth above, except for the percentage ownership of the class of stock (see footnote 2 above), is based on information disclosed in a Schedule 13G (the “T. Rowe Price Filing”) filed with the SEC on February 13, 2009. According to the T. Rowe Price Filing, these securities are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

[7]	The information set forth above, except for the percentage ownership of the class of stock (see footnote 2 above), is based on information disclosed in a Schedule 13G (the “Wellington Filing”) filed with the SEC on February 17, 2009. According to the Wellington Filing, these securities are owned by various clients for which Wellington Management Company, LLP (“Wellington”) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Wellington is deemed to be a beneficial owner of such securities.
STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
          The following table shows the beneficial ownership of our common stock by our directors, nominees and certain executive officers as of March 19, 2008, and the number of shares beneficially owned by all directors and executive officers as a group:

COMMON STOCK

	Amount and Nature of			Amount and Nature of
	Beneficial Ownership of		Percent of	Beneficial Ownership	Percent of
Name and Position	Class A shares[1]		Ownership[2]	Class B shares[1]	Ownership[3]
Luis A. Clavell-Rodríguez, MD, Chairman of the Board	17,218		‡	21,111	‡
Valeriano Alicea-Cruz, MD, Director	2,026		‡	3,303	‡
José Arturo Álvarez-Gallardo, Director	0		‡	8,129	‡
Jorge L. Fuentes-Benejam, PE, Director	0		‡	1,329	‡
Carmen Ana Culpeper-Ramírez, Director	0		‡	2,529	‡
Porfirio E. Díaz-Torres, MD, Director	5,038	[4]	‡	4,291	‡
Antonio F. Faría-Soto, Director	0		‡	4,663	‡
Manuel Figueroa-Collazo, PE, PhD, Director	0		‡	8,129	‡
José Hawayek-Alemañy, MD, Director	64,192	[5]	‡	16,137	‡
Vicente J. León-Irizarry, CPA, Director	0		‡	2,529	‡
Jaime Morgan-Stubbe, Esq., Director	0		‡	1,329	‡
Roberto Muñoz-Zayas, MD, Director	21,269		‡	22,060	‡
Juan E. Rodríguez-Díaz, Esq., Director	0		‡	3,829	‡
Jesús R. Sánchez-Colón, DMD, Director	8,833	[6]	‡	3,316	‡
Adamina Soto-Martínez, CPA, Director	0		‡	2,629	‡
Ramón M. Ruiz-Comas, CPA†, President, Chief Executive Officer, and Director	0		‡	103,448	‡
Arturo Carrión-Crespo, CPA, Executive Officer	0		‡	11,345	‡
Luis A. Marini-Mir, DMD, Executive Officer	1,000		‡	4,828	‡
Socorro Rivas-Rodríguez, CPA, Executive Officer	0		‡	34,582	‡
Juan Jose Rodríguez-Gilibertys, Esq., Executive Officer	0		‡	200	‡
Juan J. Román-Jiménez, CPA, Executive Officer	0		‡	36,632	‡
Eva G. Salgado-Micheo, Executive Officer	0		‡	10,645	‡
Francisco Martorell-Basanta, Executive Officer	0		‡	0	‡
Roberto García-Rodríguez., Esq., Executive Officer	0		‡	0	‡
All our directors, nominees and executive officers as a group (24 persons)	119,576		‡	256,612	‡

[1]	For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. No options held by directors, nominees, and executive officers will vest before December 7, 2009.

[2]	Based on the number of shares of the Class A shares as of March 19, 2009.

[3]	Based on the number of shares of the Class B shares as of March 19, 2009.

[4]	Includes 2,000 shares owned by the spouse of Dr. Díaz-Torres.

[5]	Includes 51,000 shares and 3,000 shares owned by the Dr. Hawayek-Alemañy’s mother in law and brother in law, respectively.

[6]	Includes 7,820 shares owned by the spouse of Dr. Sánchez-Colón.

†	CPA Ramón M. Ruiz-Comas is the President and Chief Executive Officer. Pursuant to our Articles of Incorporation and our Bylaws, the President is a member of our Board while acting in such capacity.

‡	Less than one percent.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
          Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish to us copies of all Section 16(a) forms they file.
          To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2008, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with, except one Form 4 for Mr. Rodríguez-Gilibertys that was inadvertently filed 67 days late.
❖ ❖ ❖

BOARD OF DIRECTORS
          The Articles of Incorporation and Bylaws of the Corporation (“Bylaws”) establish that our Board shall consist of not less than nine (9) directors, nor more than nineteen (19) directors, from which at least the majority must be representatives of the “community,” as such term is defined by the Blue Cross and Blue Shield Association (“BCBSA”). The number of directors shall be fixed from time to time by resolution of the Board. The number of members of our Board has been fixed at 17 until the expiration of the term that ends on the date of the 2009 Annual Meeting of Shareholders. On January 27, 2009 our Board approved a resolution reducing its size to 13 members, effective on the date of the 2009 Annual Meeting of Shareholders. As a result of our Board’s reduction in size, “Group 2” of the directors will be comprised of three members instead of six members, and “Group 3” will be comprised of six members instead of 7 as of the annual meeting. Therefore, at the annual meeting, shareholders will only be entitled to vote for the election of the three nominees proposed by the Board.
          Our Board is a staggered board divided into three groups, currently consisting of 3, 6 and 7 directors, respectively. Each director serves for a term ending on the date of the third annual meeting of shareholders following the annual meeting at which such director was elected or until his successor has been elected and qualified. In the event that there is a vacancy on our Board, or a new directorship is created, our Board shall choose a successor by the affirmative vote of a majority of the current directors, or by an election at an annual or special meeting called for that purpose. A director elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office or, if the vacancy is caused by an increase in the number of directors, until the next election of one or more directors by shareholders. In accordance with our Bylaws, the President and Chief Executive Officer is a member of the Board and is excluded from the three groups of directors.
PROPOSAL 1: ELECTION OF THREE GROUP 2 DIRECTORS FOR A THREE-YEAR TERM
          At the meeting, three “Group 2” directors will be elected to serve until the 2012 annual meeting of shareholders or until their respective successors are elected and qualified. The remaining 10 directors will continue to serve as directors, as follows: until the 2010 annual meeting of shareholders, in the case of the six current “Group 3” directors (the seventh “Group 3” directorship is vacant due to the resignation of Mr. Miguel Nazario Franco on April 3, 2008) and until the 2011 annual meeting of shareholders, in the case of the three current “Group 1” directors, or in each case until their successors are elected and qualified.
          The persons named as proxies in the accompanying proxy card have advised us that, unless otherwise instructed, they intend to vote at the meeting the shares covered by the proxies FOR the election of the three nominees named below, and that if any one or more of such nominees should become unavailable for election they intend to vote such shares FOR the election of such substitute nominees as the Board may propose. We have no knowledge that any nominee will become unavailable for election.
          Our Articles of Incorporation and Bylaws require that each director receive a plurality of the votes cast. All nominees for election at the 2009 Annual Meeting are currently serving on the Board. If the shareholders do not elect a nominee who is serving as a director, Puerto Rico corporation law provides that the director will continue to serve on the Board as a “hold over director” until his or her successor is elected.
          Information relating to principal occupation, business experience and directorships during the past five years (including positions held with us, age and the period during which each director has served) of the three nominees for election is set forth below.
❖ ❖ ❖
NOMINEES FOR ELECTION
Group 2 Directors — Terms Expiring in 2012
          Luis A. Clavell-Rodríguez, MD (57). Since 2006, Dr. Clavell-Rodríguez has served on our Board, of which he is currently the Chairman. He currently serves as the Medical Director at the San Jorge Children’s Hospital and as the Principal Investigator for the Children’s Oncology Group and the Dana Farber Acute Lymphoblastic Leukemia Consortium at that institution. He held positions as professor of Pediatrics and Pathology at the University of Puerto Rico, School of Medicine and is a former Director of Pediatric Oncology and its training program in Pediatric Hematology/Oncology. He is certified by the National Board of Medical Examiners, the American Board of Pediatrics, and the Sub-Board of Pediatric Hematology/Oncology. He is also a member of the American Society of Hematology, American Society of Clinical Oncology and the American Society of Pediatric Hematology/Oncology. Dr. Clavell-Rodríguez received a BS degree from the Catholic University of Puerto Rico and an MD degree from the University of Puerto Rico, School of Medicine. He completed his training in Pediatrics at the University of California, School of Medicine, and fellowships training in Pediatric Hematology/Oncology at Harvard Medical School, Children’s Hospital Medical Center in Boston, MA, and the Sidney Farber Cancer Institute in Boston, MA.
          Vicente J. León-Irizarry, CPA (70). Since 2000, Mr. León-Irizarry has served on our Board, of which he is currently Vice-Chairman. He is a Certified Public Accountant (CPA) and since January 2002 has been a business consultant. Since February 2008, he has been a director of the UBS Puerto Rico Tax Free Family of Funds. He worked as consultant for Falcón-Sánchez & Associates, a certified public accounting firm, from February 2000 to December 2001, and as a business consultant from January 1999 to February 2000. He retired from the partnership of KPMG in 1998. He is a member of the Puerto Rico Society of Certified Public Accountants. He holds a BBA degree with a major in Accounting from the University of Puerto Rico.
          Jesús R. Sánchez-Colón, DMD (53). Since 2000, Dr. Sánchez-Colón has served on our Board. He is currently Secretary of our Board. Dr. Sánchez-Colón is a dentist and has been in private practice since 1982. He is member of the College of Dental Surgeons of Puerto Rico, where he served as secretary and auditor. He currently serves as chairman of the board of directors of B. Fernández & Hermanos, Inc. He is also a member of the board of directors of B. Fernández Holding & Pan Pepin, Inc. He has been chairman of the board of directors of Delta Dental Plan of Puerto Rico and vice chairman of the board of directors of the Corporation for the Economic Development of the City of San Juan. Dr. Sánchez-Colón holds a BA degree in Psychology from St. Louis University, a DMD degree from the University of Puerto Rico, and a Postgraduate General Practice Residency at the Veterans Administration Hospital in San Juan, Puerto Rico.
MEMBERS OF THE BOARD OF DIRECTORS
          In addition to the three nominees for election mentioned above, the following individuals are members of our Board, and will continue in such capacity following the 2009 Annual Meeting of Shareholders:
Group 3 Directors — Terms Expiring in 2010
          Carmen Ana Culpeper-Ramírez (63). Since 2004, Ms. Culpeper-Ramírez has served on our Board. She was Vice President of Investments for BBVA Securities in Puerto Rico in 2008. She served as the director of the Small Business Administration (SBA) for the Puerto Rico and U.S. Virgin Islands District from April 2004 until April 2007. From 2000 to March 2004, she was president and chief executive officer of C. Culpeper & Associates, a management consulting business, which offered organizational development, project and financial management services. She served as a member of the board of directors of Levitt Homes, Inc., Centennial Communications, Inc., Santander BanCorp, Intech de Puerto Rico and as chairwoman of the board of the San Juan Human Capital Development Board. From 1997 to 1999, Ms. Culpeper-Ramírez served as President of the Puerto Rico Telephone Company, the tenth largest telephone company in the United States, and was responsible for its sale to GTE/Verizon. From 1999 to 2000, she also served as president of the Puerto Rico Chamber of Commerce. She holds a BBA in Finance from the University of Puerto Rico and an MBA from the University of Pennsylvania, Wharton School of Business (International Business).
          Antonio F. Faría-Soto (60). Mr. Faría-Soto has served on our Board since May 2007. From 2005 to 2006, Mr. Faría-Soto was Chairman of the board of directors and CEO of Doral Bank. Also he was president of Doral Money, a subsidiary of Doral Bank. From 2003 to 2004, Mr. Faría-Soto was President and CEO of the Government Development Bank of Puerto Rico, and he served as ex-officio member and Chairman of the boards of AFICA (infrastructure development financing vehicle for profit and non-profit organizations), the Economic Development

Bank of Puerto Rico, the Tourism Development Fund, and the Children’s Trust Fund. He also served as a member of the Boards of the Public Buildings Authority, Government Employees Retirement System Administration, Puerto Rico Telephone Authority Holdings Corp., Puerto Rico Industrial Development Company, Teacher’s Retirement System, Ultracom, and Convention Center District Administration. Also, he has served as a member of the Governor’s Economic Development Council for the Government of Puerto Rico, and as an ex-officio member of FIDA and Promo Expo. From 2002 to 2003, he served as President of the Economic Development Bank of Puerto Rico and from 2001 to 2002 he was Commissioner of the Office of Financial Institutions. He is currently a member of the board of directors of A. Cordero Badillo Inc. Mr. Faría-Soto holds a BBA from the Catholic University of Puerto Rico and an MBA in Finance from the Inter American University of Puerto Rico.
          Manuel Figueroa-Collazo, PE, PhD (57). Since 2004, Mr. Figueroa-Collazo has served on our Board. Since 1999, Mr. Figueroa-Collazo is President of VERNET, Inc., an educational software development company located in Caguas, Puerto Rico. Mr. Figueroa-Collazo is also a member of the board of directors of INTECO, Puerto Rico Products Association and EPSCOR. He has fifteen years of experience in senior management positions and over twenty-five years of exposure at all management levels in the information and telecommunications industries. He was CEO for Lucent Technologies, Mexico and a Department Head at AT&T Bell Laboratories. Mr. Figueroa-Collazo holds BS, MS, and PhD degrees in Electrical Engineering from the Florida Institute of Technology, and attended Advanced Management Programs at INSEAD Fontainebleau, France, and the University of Pennsylvania, Wharton School of Business.
          Jaime Morgan-Stubbe, Esq. (50). Mr. Morgan-Stubbe has served on our Board since May 2007. Since 2008 he is Chairman of the Board and President of Palmas del Mar Utility, Inc. Since 2000 he is an active member of the board of directors of the Puerto Rico Homebuilders Association and member of the Board of Trustees of the Palmas del Mar Academy. From 2002 to 2004 he served as a member of the Board of Trustees of the Baldwin School of Puerto Rico. Since 2000 he has served as President of Palmas del Mar Properties, Inc., a land and real estate development company and owner of the largest master planned residential-resort community in Humacao, Puerto Rico. Prior to becoming a real estate developer, Mr. Morgan was a business, corporate, real estate and tax attorney. He worked for the law firm of Goldman Antonetti & Córdova, P.S.C. He was director of the Economic Development Administration (FOMENTO), President of the Puerto Rico Industrial Development Company (PRIDCO), and Executive Director of the Puerto Rico Maritime Shipping Authority (Navieras de Puerto Rico), during his tenure in Government from 1993 to 1999. He graduated from Tulane University in New Orleans in 1980 and continued graduate studies in law at the University of Puerto Rico. Mr. Morgan has completed continued education courses on Corporate Board matters in the Harvard Executive Educaction Program (May 2008) and the Stanford Law School Directors College (June 2008), accredited by ISS.
          Roberto Muñoz-Zayas, MD (79). Dr. Muñoz-Zayas has served on our Board since May 2007. He was President of the board of directors of the Regional Bank of Bayamón and the Bayamón Mortgage Loan Corp. He also served as a member of the board of directors of the Hospital Matilde Brenes, Inc. Dr. Muñoz-Zayas was the founder of the Puerto Rico Sports Medicine Federation. He also was President of the Athletics Federation of Puerto Rico, and he was President of the Hispano-American Colony of Puerto Rico, the Club Exchange in Bayamón, and the Federation of Sport Medicine of Puerto Rico. In 1973 Dr. Muñoz-Zayas was the Medical Director of the World Basketball Championship in San Juan, Puerto Rico. From 1974 to 2000, Dr. Muñoz-Zayas was Medical Director of the Olympic Committee of Puerto Rico and the Caribbean Series of Puerto Rico. He holds a BA degree in Science from the University of Puerto Rico, a PhD degree in Medicine from the University of Santiago de Compostela, and a Post-Graduate Degree from the Jacoby Municipal Hospital in New York.
          Juan E. Rodríguez-Díaz, Esq. (67). Since December 2004, Mr. Rodríguez-Díaz has served on our Board. Mr. Rodríguez-Díaz is a commercial, corporate and tax attorney admitted to the practice of law in Puerto Rico and New York who currently works as senior and managing partner of Totti & Rodríguez Díaz. He has worked in various prestigious law firms including Baker & McKenzie, McConnell Valdés, and Sweeting, Pons, González & Rodríguez. Mr. Rodríguez-Díaz also served as Undersecretary of the Department of Treasury of Puerto Rico from 1971-1973. He serves as a member of the boards of directors of Industrias Vassallo, Inc., Vassallo Research and Development, Luis Ayala Colón Sucrs., Inc. and the Puerto Rico Government Development Bank. Mr. Rodríguez-Díaz holds a BA degree from Yale University, a JD degree from Harvard University and a Masters of Laws (L.L.M. in taxation) from New York University, School of Law.

Group 1 Directors — Terms Expiring in 2011
          José Hawayek-Alemañy, MD (60). Since 2005, Dr. Hawayek-Alemañy has served on our Board. Since 1976, he serves as professor at the University of Puerto Rico, School of Medicine. From 1988 to 1998, he was Director of the Office of Graduate Medical Education at the University of Puerto Rico, School of Medicine and, from 1998 to 2002, he was Dean of Academic Affairs at the Medical Sciences Campus of the University of Puerto Rico. He is President of the OB-GYN Section of the Puerto Rico Medical Association. From 2000 to 2006 he represented Puerto Rico in the Maternal Mortality & Morbidity Committee of the American College of OB-GYN. From 2003 to 2005, he was Senate Member and Treasurer of the OB-GYN Section of the Medical College of Puerto Rico. He also served as President of the Medicare Carrier Advisory Committee in Puerto Rico. He holds a BS degree in pre-medicine from the University of Puerto Rico, Mayaguez Campus, an MD degree from the University of Puerto Rico, School of Medicine, and a Specialty in OB-GYN from University Hospital.
          Adamina Soto-Martínez, CPA (61). Since 2002, Ms. Soto-Martínez has served on our Board. She is currently a Certified Public Accountant (CPA) and a partner and a founding member of the firm Kevane Grant Thornton, LLP (formerly Kevane Soto Pasarell Grant Thornton, LLP), certified public accountants, where she has worked since 1975. Ms. Soto-Martínez is a member of the Puerto Rico Society of Certified Public Accountants and the American Institute of Certified Public Accountants. She is a graduate of the University of Puerto Rico.
          Jorge L. Fuentes-Benejam, PE (60). Mr. Fuentes-Benejam serves as a member of our Board since April 2008. Since 1986, he has been Chairman of the Board, President and Chief Executive Officer of Fuentes Concrete Pile Co. Inc. and related entities. Currently, Mr. Fuentes-Benejam is a member of the Board of Trustees of Interamerican University. He is also a member of the Board of Villa Pedres, Inc. (V. Suárez), Chairman of the Board of Trustees of SER de Puerto Rico (Easter Seals), and Chairman of the Board of Trustees of the Patronato del Palacio de Santa Catalina. Mr. Fuentes-Benejam is a licensed professional engineer who holds a BS in Mechanical Engineering from the University of Puerto Rico, Mayaguez Campus.
          The terms of three current directors—Mr. Arturo Álvarez-Gallardo, Dr. Porfirio Díaz-Torres and Dr. Valeriano Alicea-Cruz—expire on April 26, 2009. They will not stand for re-election.
MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES
          Our Board holds scheduled meetings at least quarterly. Special Board meetings are held when convened by the Chairman, or by at least five directors. Our Board met 19 times during 2008, and all directors attended at least 75% of the meetings scheduled by the Board and the committees of which they were members.
          The non-management directors regularly held executive sessions in which management did not participate. The Chairman of the Board presided at such sessions. In accordance with our Corporate Governance Guidelines, the independent members of our Board also met in exectuve session on at least one occasion. Because the Chairman of the Board is not an independent director, the Vice-Chairman of the Board, who is independent (or in his absence, another independent director selected by the independent directors present at the meeting), presides at such sessions.
          While we encourage directors to attend our annual meeting of shareholders, we have not adopted a formal policy requiring director attendance at the annual meeting of shareholders. All of our directors attended the last annual meeting of shareholders.
BOARD OF DIRECTORS INDEPENDENCE
          Our Board has determined that Mr. Álvarez-Gallardo, Ms. Culpeper-Ramírez, Mr. Figueroa-Collazo, Mr. Fuentes-Benejam, Mr. León-Irizarry, Mr. Rodríguez-Díaz, Ms. Soto-Martínez, Mr. Faría-Soto, Mr. Morgan-Stubbe and Dr. Muñoz-Zayas have no material relationship with the Corporation. Our Board has adopted the New York Stock Exchange (“NYSE”) director independence standards as guidelines for corporate governance policy. The previously mentioned directors are independent under these director independence standards as determined and approved by the Board. The complete text of the Corporation’s independence standards is available at the Corporation’s website at www.triplesmanagement.com. Print copies of these standards may be obtained by calling

(787) 749-4949 or writing to Ms. Eileen Perez, Manager, Triple-S Management Corporation, PO Box 363628, San Juan, PR 00936-3628.
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COMMUNICATIONS WITH THE BOARD OF DIRECTORS
          Any shareholder or other interested party who desires to contact our Board, the presiding director, the non-management directors or independent directors as a group, or any of the Board’s members individually may do so by addressing the correspondence to that individual or group, c/o Corporate Secretary, Triple-S Management Corporation, P.O. Box 363628, San Juan, P.R. 00936-3628. All correspondence addressed to a director will be forwarded to that director. The Board will give appropriate attention to written communications that are submitted by the shareholders and will respond if and as appropriate. Absent unusual circumstances or as contemplated by committee charters and subject to any required assistance or advice from legal counsel, the Chairman of the Board is responsible for monitoring communications from shareholders and for providing copies or summaries of such communications to the other directors as he considers appropriate. The Chairman will forward communications to all directors if they relate to important substantive matters or include important suggestions or comments that merit a director’s attention. In general, communications related to corporate governance and long-term corporate strategy are more likely to be forwarded than communications related to ordinary business affairs, personal grievances, and matters as to which we tend to receive repetitive or duplicative communications.
          Alternatively, a shareholder or other interested party may confidentially contact our Audit Committee by calling our EthicsPoint services at the toll-free number 1-866-384-4277 or electronically through www.ethicspoint.com. Communications will be received by the Audit Committee, and communications that are not related to accounting or auditing matters, may be discretionally forwarded by the Audit Committee or any of its members to other committees of the Board or management for review. Communications received by EthicsPoint are completely confidential and allow for shareholders and employees to report any violations or irregularities that could affect the Corporation.
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CODE OF BUSINESS CONDUCT AND ETHICS
          The Board has established a code of business conduct and ethics that applies to our employees, agents, independent contractors, consultants, officers and directors. Any waiver of the code of business conduct and ethics may be made only by our Board and will be promptly disclosed as required by law or stock exchange regulations. Our Board has not granted any waivers to the code of business conduct and ethics. The complete text of the Code of Business Conduct and Ethics is available at the Corporation’s website at www.triplesmanagement.com. Print copies of the Code may be obtained by calling (787) 749-4949 or writing to Ms. Eileen Pérez, Manager, Triple-S Management Corporation, PO Box 363628, San Juan, PR 00936-3628.
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STANDING COMMITTEES
          The Bylaws provide that our Board may, by resolution passed by a majority of the entire Board, designate one or more committees. The Corporation currently has the following standing committees: executive, corporate governance and nominations, compensation, audit, and investment and finance. All members of the standing committees serve for a one year term. In addition to these standing committees, we have a number of ad hoc committees. According to BCBSA requirements, neither non-independent directors nor our officers and employees, including those of our subsidiaries, can be members of the Compensation, Corporate Governance and Nominations, or Audit Committees.
          A brief description of each of the Corporate Governance and Nominations Committee, Compensation Committee and the Audit Committee is set forth below:

Corporate Governance and Nominations Committee
          In May 2008, the Corporate Governance Committee and the Nominations Committee were consolidated and became the Corporate Governance and Nominations Committee. The duties of the Corporate Governance and Nominations Committee are to (i) identify and recommend individuals who are best suited to become members of our Board and who will be presented as candidates endorsed by the Board at the annual meeting of shareholders, (ii) recommend to our Board the best qualified candidates to fill vacancies, (iii) evaluate the performance of the directors pursuant to criteria and objectives established by the Board from time to time, (iv) recommend to the Board the best qualified candidates to occupy the position of president of the Corporation, (v) develop and recommend to the Board a set of corporate governance guidelines and a code of business conduct and ethics, and oversee their compliance, (vi) review the corporate governance guidelines, code of business conduct and ethics, committee charters and other corporate documents at least once a year, and (vii) monitor Board compliance with the Corporation’s independent director requirements, as established from time to time. The Committee also reviews and recommends a board composition that meets the independence criteria set forth by the NYSE, the BCBSA and good governance practices. It recommends the nomination of directors to terms of office which meet the BCBSA guidelines established for a staggered term board and reviews board members group evaluations. Based on these evaluations, the Committee may either recommend re-nominations or replacements when their terms expire, or if the member’s term has not lapsed recommend corrective actions to address performance weaknesses. If the deficiencies are of a significant nature, the Committee may recommend the replacement of such director.
          Prior to the consolidation of the two committees, the Nominations Committee met 4 times from January to February 2008, while the Governance Committee met 3 times from January to April 2008. Following their consolidation, the Corporate Governance and Nominations Committee met 6 times during the fiscal year ended on December 31, 2008. As of the Record Date, the members of the committee are: Mr. Álvarez-Gallardo, Chair of the committee, Mr. León-Irizarry, Mr. Morgan-Stubbe, and Mr. Rodríguez-Díaz. Each member of this Committee complies with the independence requirements that have been adopted and approved by the Board in compliance with NYSE rules.
          The nominations process followed by the committee is as follows:
•	Shareholders may nominate candidates to the Board. Candidates recommended by shareholders will receive the same consideration, and be subject to the same review procedures, as candidates recommended otherwise. Information regarding candidates nominated by a shareholder must be addressed to the attention of the Secretary of the Board.

•	A shareholder may present a nominee at the annual meeting if he or she is a holder of record as of the applicable record date and such shareholder has delivered written notice of such proposal containing the information specified in our Bylaws not later than 120 days nor earlier than 150 days prior to the first anniversary of the preceding year’s annual meeting.

•	The Corporate Governance and Nominations Committee’s duties are to ensure that the Board has the plans, procedures, and resources needed to identify, recruit, and retain directors. The Committee will identify the individuals who, in their judgment, are best qualified to serve on the Board and present its recommendations to the Board for endorsement at the annual meeting. This Committee will also make recommendations to fill any vacancies in the Board that might arise from time to time.

•	Individuals interested in serving as directors must meet all legal and statutory requirements. These minimum requirements are contained in Article 6-2 of our Bylaws. They include the following: (a) not having filed for bankruptcy, nor granted a fraudulent general assignment for the benefit of creditors, (b) not have been convicted of a felony or grave misdemeanor which involves moral depravation or turpitude, and (c) comply with any applicable requirements under BCBSA rules.

•	The Corporate Governance and Nominations Committee develops qualifying criteria and is responsible for identifying, interviewing, and recommending to the Board those potential candidates that, in their judgment, are best qualified. Throughout this process, the Committee may verify that the selected individuals possess the following specific qualities or skills: (a) experience or relevant knowledge, (b) time availability and commitment, (c) good reputation, (d) analytical thinking, (e) ability to work as a team, (f) independent judgment, and (g) ability to verbalize and present ideas in a rational and eloquent fashion. In addition, the Corporate Governance and Nominations Committee may include other requirements that it may deem necessary to strengthen the Corporation and fulfill its needs as vacancies occur. This practice is aimed at complying with good corporate governance practices.

The Corporate Governance and Nominations Committee has the authority to hire and terminate the services of any professional third-party search firm to identify potential candidates for the position of director.

•	The committee identified and recommended the nominations of Dr. Luis A. Clavell-Rodríguez, Dr. Jesús R. Sánchez-Colón and Mr. Vicente León-Irizarry, each of whom is currently a member of our Board.
          The Corporate Governance Committee and Nominations Committee charter and the Corporate Governance Guidelines are available at the Corporation’s web site: www.triplesmanagement.com. Print copies of the charter and the Corporate Governance Guidelines may be obtained by calling (787) 749-4949 or writing to Ms. Eileen Pérez, Manager, Triple-S Management Corporation, PO Box 363628, San Juan, PR 00936-3628.
Compensation Committee
          The duties of the Compensation Committee are to (i) develop, recommend and review the compensation policies for our executive officers, (ii) recommend to the Board the compensation of our executive officers and (iii) recommend to the Board those changes to the compensation levels of our directors that it deems necessary. The Committee met 13 times during the fiscal year ended December 31, 2008. The Compensation Committee’s charter is available at the Corporation’s web site: www.triplesmanagement.com. Print copies of the charter may be obtained by calling (787) 749-4949 or writing to Ms. Eileen Pérez, Manager, Triple-S Management Corporation, PO Box 363628, San Juan, PR 00936-3628.
          For a complete discussion of the processes and procedures for the consideration and determination of executive and director compensation, please see the “Compensation and Discussion Analysis” in this proxy statement.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
          As of the Record Date, the members of the committee are: Ms. Soto-Martínez, Chair of the committee, Mr. Fuentes-Benejam, Mr. Muñoz-Zayas, and Mr. Figueroa-Collazo. Each member of this Committee complies with the independence requirements that have been adopted and approved by the Board in compliance with NYSE rules. None of the members of the Compensation Committee is or has been one of our executive officers or employees. None of our executive officers served on the board of directors’ compensation committee of any other company for which any of our directors served as an executive officer at any time during 2008. Other than disclosed in “Other Relationships, Transactions and Events” in this proxy statement, none of the members of the Compensation Committee had any relationship with us requiring disclosure under Item 404 of SEC Regulation S-K.
Audit Committee
          The Audit Committee reviews the following matters: (1) adequacy of internal controls and compliance with applicable laws and regulations, (2) activities/reports of the Internal Audit Office, (3) results from audits made by regulators, (4) our consolidated financial statements, and (5) the annual audit report prepared by the independent registered public accounting firm. In addition, the Audit Committee appoints the independent registered public accounting firm to serve as our external auditors and the Vice-President of Internal Audit, when such position becomes vacant. The Audit Committee Charter is available at the corporation’s web site:

www.triplesmanagement.com. Print copies of the charter may be obtained by calling (787) 749-4949 or writing to Mr. Eileen Pérez, Manager, Triple-S Management Corporation, PO Box 363628, San Juan, PR 00936-3628.
          The committee met 11 times during the fiscal year ended December 31, 2008. As of the Record Date, the members of the committee are: Mr. León-Irizarry, Chair of the committee, Ms. Culpeper-Ramírez, Mr. Faría-Soto and Ms. Soto-Martínez. Each member of this Committee complies with the independence requirements that have been adopted and approved by the Board in compliance with NYSE rules.
AUDIT COMMITTEE REPORT
          The Audit Committee Charter establishes that the Audit Committee shall consist of three or more members of the Board. The Board has determined that each member of the Committee is independent. In making this determination, the Board follows the audit committee independence standards set forth in the NYSE’s director independence rules. Currently, the Committee is comprised of four directors all of whom are independent under such standards. The Committee held eleven meetings during the year ended December 31, 2008. Form 10-K and Form 10-Q filings were discussed in four of such meetings.
          The role of the Committee is to assist the Board in its oversight of our financial reporting process, as well as our internal and external audit processes, independent registered public accounting firm’s qualifications and performance of the internal audit function. The Committee also is responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm and the establishment of procedures for handling complaints. The Committee operates pursuant to the Charter that was adopted by the Board and amended on January 27, 2009.
          The Charter states that: (1) the Chair of the Audit Committee shall be appointed by the members of the Committee and (2) the Committee shall appoint the Chief Audit Executive of the Internal Audit Office when such position is vacant. The Committee has the resources and authority to discharge its responsibilities, including the authority to engage independent registered public accounting firm for special audits, reviews, and other procedures and to retain special counsel and other experts, consultants, or advisors. The Committee appoints or terminates the engagement of the independent registered public accounting firm and reviews the proposed audit scope and approach, including coordination of the audit effort with the Internal Audit Office.
          In the performance of its oversight function, the Committee has considered and discussed our audited consolidated financial statements for the fiscal year ended December 31, 2008 with management and KPMG LLP, our independent registered public accounting firm.
          The Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” as adopted by the Public Company Accounting Oversight Board. In addition, the Committee has received the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with KPMG its independence. The Committee has also considered whether the provision of non-audit services by the independent registered public accounting firm to the Corporation is compatible with maintaining the auditors’ independence.
          As set forth in the Charter, management is responsible for: (1) the preparation, presentation, and integrity of our consolidated financial statements, and (2) maintaining appropriate accounting and financial reporting principles, policies, and internal controls and procedures that comply with accounting standards and applicable laws and regulations. The independent registered public accounting firm, KPMG LLP, is responsible for auditing our consolidated financial statements and expressing an opinion as to their conformity with U.S. generally accepted accounting principles.
          The members of the Committee are not employees of the Corporation or any of its subsidiaries. While some of them may be accountants or auditors by profession, the Committee relies on, and makes no independent verification of, the financial or other information presented to it or representations made by management or the independent registered public accounting firm. Accordingly, the Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles and policies, or internal controls and procedures, designed to achieve compliance with accounting standards, and applicable laws and regulations.
          Based on the Committee’s consideration of the audited consolidated financial statements and the discussions referred to above with management and the independent registered public accounting firm, and subject to the limitations on the role and responsibilities of the Committee set forth in the Charter and those discussed above, the Committee recommended and the Board approved that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the SEC.
          No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Corporation specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed to be filed under either the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.
Submitted by:
Vicente J. León-Irizarry, CPA, Chair of the Audit
Committee Carmen Ana Culpeper-Ramírez
Antonio F. Faría-Soto
Adamina Soto-Martínez, CPA
Dated: February 9, 2009
AUDIT COMMITTEE FINANCIAL EXPERTS
     The Board has determined that Mr. León-Irizarry and Ms. Soto-Martínez are the audit committee financial experts as defined by Item 401(h) of Regulation S-K under the Securities Exchange Act of 1934, as amended, and are independent within the meaning of the NYSE director independence standards. For a brief listing of the relevant experience of the members of the Audit Committee, please see “Board of Directors” and “Standing Committees” above.
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EXECUTIVE OFFICERS
          The following information sets forth the names of our executive officers, including their age, education and business experience during the past five years and the period during which each such person has served as one of our executive officers.
          Ramón M. Ruiz-Comas, CPA (52). Since May 2002, Mr. Ruiz-Comas has served as our president and chief executive officer. Mr. Ruiz has also served on our Board since May 2002. Mr. Ruiz-Comas served as our executive vice president from November 2001 to April 2002 and as our senior vice president and chief financial officer from February 1999 to October 2001. From 1995 to 1999, Mr. Ruiz-Comas served as our managed care subsidiary’s senior vice president of finance and from 1990 to 1995 he was vice president of finance. Prior to joining us, Mr. Ruiz-Comas worked at KPMG LLP from 1978 to 1990. He is a Certified Public Accountant (CPA) and a member of the Puerto Rico Society of Certified Public Accountants, as well as the American Institute of Certified Public Accountants. He holds a B.B.A. degree with a major in Accounting from the University of Puerto Rico and a Juris Doctor (J.D.) degree from the University of Puerto Rico, School of Law. In 2002, he attended the Advance Management Program at the University of Pennsylvania’s Wharton School of Business.
          Socorro Rivas-Rodríguez, CPA (61). Ms. Rivas-Rodríguez has served as president and chief executive officer of our managed care business since May 2002. Prior to her appointment as president and chief executive officer, Ms. Rivas-Rodríguez served in various positions at our managed care business, including general manager from 1999 to 2002, executive vice president from 1990 to 2002, and director of internal audit from 1982 to 1990. She has been a Certified Public Accountant since 1987 and a member of the Puerto Rico Society of Certified Public Accountants. Ms. Rivas-Rodríguez has a B.A. degree with concentrations in mathematics and accounting from the University of Puerto Rico.
          Eva G. Salgado-Micheo (51). Ms. Salgado has served as president of our property and casualty insurance business since July 2003. Prior to this appointment, Ms. Salgado served in various positions in our property and casualty insurance business, including senior vice president of the underwriting department from 2002 to 2003, vice-president of the underwriting department from 1997 to 2002 and vice-president of marketing. Prior to joining our property and casualty insurance business, Ms. Salgado worked at Integrand Assurance Company as senior vice-president of the underwriting department from 1992 to 1996. Ms. Salgado holds a B.A. degree with a concentration in Finance from the University of Puerto Rico. She also studied underwriting at the Insurance Institute of America.
          Arturo Carrión-Crespo, CPA (51). Mr. Carrión has served as president of our life insurance subsidiary, Triple-S Vida, Inc. (formerly Great American Life Assurance Company (“GA Life”)), since 1998. Prior to this appointment, Mr. Carrión served as vice president of finance of GA Life from 1987 to 1998. Prior to joining GA Life, Mr. Carrión worked at KPMG LLP from 1978 to 1987. He is a Certified Public Accountant and a member of the Puerto Rico Society of Certified Public Accountants. Mr. Carrión holds a B.B.A. degree with a major in Accounting from the University of Puerto Rico.
          Luis A. Marini-Mir (60). Dr. Marini has been president of our Commonwealth of Puerto Rico Health Reform business (Triple-C, Inc.) since October 1999. Prior to his appointment, Dr. Marini served as dental director of our managed care business from February 1998 to October 1999. From April 1975 to December 2000, Dr. Marini had a pediatric dentistry private practice. Dr. Marini is a former dean of the University of Puerto Rico, School of Dentistry. Dr. Marini received a degree from the University of Puerto Rico (Mayaguez Campus) with a concentration in pre-medicine and obtained a D.M.D. degree from the University of Puerto Rico, School of Dentistry. He also obtained a Certificate in Pediatric Dentistry from the University of Puerto Rico, School of Dentistry.
          Juan J. Román-Jiménez, CPA (43). Mr. Román-Jiménez has served as our vice president of finance and chief financial officer since 2002. Prior to his appointment as chief financial officer, Mr. Román- Jiménez served as executive vice-president of our Commonwealth of Puerto Rico Health Reform business (Triple-C, Inc.) from 1999 to 2002 and vice-president of finance from 1996 to 1999. Prior to joining us, Mr. Román-Jiménez worked at KPMG LLP from 1987 to 1995. He has been a Certified Public Accountant and a member of the Puerto Rico Society of Certified Public Accountants as well as the American Institute of Certified Public Accountants since 1989. He earned a B.A. degree in Business Administration with a concentration in Accounting from the University of Puerto Rico, Rio Piedras.
          Juan J. Rodríguez-Gilibertys, CPA (45). Mr. Rodríguez-Gilibertys has served as vice president of the Internal Audit Office and chief audit executive of the Corporation since December 2004. Prior to his appointment at the Corporation, Mr. Rodríguez-Gilibertys served as Undersecretary of the Puerto Rico Treasury Department from January 2001 to November 2004. Mr. Rodríguez-Gilibertys served as Director of Finance for the Municipality of San Juan from 1997 to 2001. Mr. Rodríguez-Gilibertys received a degree of Bachelor in Business Administration (B.B.A.) from the University of Puerto Rico with a concentration in Accounting. He also received a Juris Doctor degree from the Interamerican University School of Law. He is a Certified Public Accountant, a Certified Internal Auditor, a Certified Information System Auditor and a member of the Puerto Rico Society of Certified Public Accountants.
          Francisco Martorell-Basanta (46). Mr. Martorell-Basanta joined the Corporation in April 2008 as vice president of corporate development. His main responsibilities include oversight of strategic planning, corporate development, and enterprise risk management. Mr. Martorell founded Ubequity Partners LLC in 2004 and served as its Managing Partner until he joined the Corporation. In 1994 he co-founded and led Neva Management Corp., a private equity fund manager. He also served six years as Vice President of Structured Finance and Merchant Banking at Chase Manahattan Bank. Mr. Martorell recieved an undergraduate degree in electrical engineering from Georgia Tech and a Masters in Business Administration and Finance from American University. Currently, Mr. Martorell serves as board member of Grupo Guayacan and Antonio Roig Sucesores.

          Roberto García-Rodríguez, Esq. (45). Mr. García-Rodríguez, joined the Corporation in May 2008 as vice president and general counsel. Before this appointment, Mr. García served as vice president of corporate and legal affairs for Puerto Rico Telephone Company, Inc. (PRT) from 2007 to 2008 and vice president of legal affairs at PRT from 2004 to 2007. He previously served as legal counsel for Mountain Union Telecom of Puerto Rico, Inc., and worked with the law firm of Pietrantoni, Méndez & Álvarez, LLP. He also served on the board of directors of the Public Broadcasting Corporation of Puerto Rico from 2003 to 2007. Mr. Garcia holds a B.A. degree from Harvard University, an M.B.A. from Stanford Graduate School of Business and a J.D. from Stanford Law School. He is a member of the Puerto Rico bar.
❖❖❖
COMPENSATION DISCUSSION AND ANALYSIS
          The Board’s Compensation Committee oversees the design and administration of the Corporation’s executive and director compensation programs. The Compensation Committee works to ensure that the total compensation paid to the named executive officers and outside directors is fair, reasonable and competitive with its peer group.
          The individuals who served as our chief executive officer and chief financial officer during fiscal 2008, as well as the other individuals included in the Summary Compensation Table, are referred to as the “Named Executive Officers.”
          The Compensation Committee has the authority to engage the services of outside consultants to assist them. The Compensation Committee retained Frederic W. Cook & Co., Inc. (“Cook”) as its compensation consultant during 2008 to advise the Compensation Committee in all matters related to the executives’ and directors’ compensation.
          Our executive compensation program is designed to support the attainment of our vision, business strategy, and operating imperatives. Specifically, we believe that the most effective executive compensation program is one that is designed to reward the achievement of specific annual and long-term goals which align the executives’ interests with those of the shareholders, and ultimately improve shareholder value.
          To this end, our compensation program is designed to accomplish the following objectives:
•	Reinforce business values through the alignment of our efforts to deliver superior results to our stakeholders, belief in good governance, socially responsible business practices, and high ethical standards.

•	Reinforce a high performance culture with clear emphasis on accountability and variable pay. The variable pay program is intended to drive a high performance culture that emphasizes both near and longer-term results.

•	Deliver compensation that is reasonable and competitive so that we can attract and retain talented leaders and motivate those leaders to achieve superior results. At the same time, we believe that compensation should be set responsibly to ensure a reasonable rate of return on our human capital expenditures.

•	Require levels of share ownership that increase with role scope. Executives will be required to own and hold a number of shares while in executive or policymaking roles to align their economic interests with other shareholders.
Determining Executive Compensation
          We compare the compensation of the Named Executive Officers to that of companies with which we compete for talent, capital, and for customers. Those companies include private or publicly-held companies, stand-alone businesses or divisions of larger corporations. Our size and/or organizational complexity are considered when selecting comparable companies in Puerto Rico and the United States and data analysis methods. Within our general competitive framework, specific comparisons may vary by type of role.
          Cook provided the Compensation Committee with relevant market data and alternatives to consider when making compensation decisions. Using data prepared by Cook, the Compensation Committee compared each element of total compensation to a defined list of direct industry competitors and comparable companies in Puerto Rico (“Comparable Group”).
          The Comparable Group consists of companies against which the Compensation Committee believes we will compete for talent, capital, and customers or are comparable to us. The companies comprising the Comparable Group are:

AMERIGROUP Corporation	Erie Indemnity Company	Oriental Financial Group

Alleghany Corporation	First BanCorp	Santader BanCorp

Aspen Insurance Holdings Ltd	HCC Insurance Holdings, Inc.	State Auto Financial Corporation

Popular Inc.	HealthSpring, Inc.	WellCare Health Plans, Inc.

Centene Corporation	Infinity Property & Casualty Corporation	Zenith National Insurance Corporation

Delphi Financial Group, Inc.	Magellan Health Services	W Holding

Molina Healthcare, Inc.
     For comparison purposes, our annual revenues are at the median of the Comparable Group. Total compensation is targeted at between the 25th and 50th percentile of the Comparable Group for all components of pay, including: base salary, short and long-term variable pay opportunities, benefits and perquisites.
          Based on our compensation philosophy, a significant percentage of total compensation is delivered in the form of incentive compensation. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, the Compensation Committee reviews competitive pay information provided by Cook as well as our current operating goals and environment to determine the appropriate level and mix of incentive compensation. Actual amounts earned from incentive compensation are realized only as a result of individual or the Corporation’s performance, depending on the type of award, based on a comparison of actual results to pre-established goals.
    Role of Individual Pay Components
          Executive compensation historically has been delivered predominantly through base salary, annual cash bonuses, long-term incentive awards as well as retirement programs and a non-qualified deferred compensation plan.
     Base Salary
          Base salaries are used to recognize an employee’s immediate contribution to the organization, experience, knowledge, and responsibilities of each particular role. Base salaries are also used to compensate the Named Executive Officers for assuming a significant level of responsibility, to provide financial stability, to be market competitive, and to secure an appropriate level of incentive.
          According to our Salary Adjustment Policy (the “Policy”) salary adjustments are based on a number of relevant factors, including: particular importance of the position to us, individual performance, growth in position, market level increases, our financial performance and ability to pay. Also, the Policy establishes that base pay adjustments send clear performance messages and make moderate distinctions based on performance; for executives, significant distinctions in performance are recognized through our annual cash program. In addition, this Policy requires that timing for increases be consistent with market practice, and base salaries for executives are reviewed and adjusted as necessary on an annual basis to ensure pay levels remain competitive, as well as the time of promotion or changes in responsibilities.
     Annual Cash Bonus
          The annual cash bonus portion of an executive’s total compensation opportunity is intended to accomplish a number of objectives, including: reinforce the optimization of operating results throughout the year; achievement of our stated objectives; pay for performance and reinforce individual accountability; support our long-term objective to create shareholder value; and to provide market competitive cash compensation when performance objectives are met or exceeded. This bonus can be highly variable from year to year depending on actual performance results.
          The annual cash bonus is based on achievement of the Corporation’s and individual business units’ goals that are established at the beginning of each year. Goals are approved by the Board and include financial goals, such as consolidated premium earned and net income, as well as specific performance goals for each Named Executive Officer. The annual amount, if any, of the annual cash bonus is based on an evaluation of each Named Executive Officer’s performance and on the financial goal achievement. Depending on the performance for the year, payment under the annual incentive may range from 0 percent to 150 percent of the target bonuses established by the Compensation Committee. The Compensation Committee approves the awards and has discretion to determine any changes to the amount to be paid. The final recommendation of the Compensation Committee is approved by the Board.
          Target bonuses are currently established at 70 percent of base salary for the Chief Executive Officer (“CEO”) and from 50 percent to 70 percent for the other Named Executive Officers. For the CEO and the Chief Financial Officer, the financial performance goals are based 80 percent on the Corporation’s actual financial performance, against the corporate objectives for that year, and 20 percent on non-financial performance. This includes individual objectives that can be quantitative or qualitative. For all other Named Executive Officers, the performance measures are based 30 percent on the Corporation’s actual financial performance, against the corporate objectives for that year, 50 percent on the actual performance of the corresponding business unit for which the executive is responsible, and 20 percent on the Named Executive Officers’ non-financial performance, as established by the Compensation Committee.
          In addition, we pay an annual bonus each December to all of our active employees, including the Named Executive Officers. This bonus is determined based on a non-performance predetermined formula and paid if the employee has worked more than 700 hours as of September 30 of each year and is an employee at the date of payment. The amount paid under this bonus approximates nine percent of base salary and, with respect to the bonus payable to the Named Executive Officers, is included in the bonus column of the Summary Compensation Table.
     Long-Term Incentive Awards
          During 2007, on the closing of our initial public offering, we awarded stock options, restricted stock awards and performance awards to 11 executive officers, including Named Executive Officers, under the Triple-S Management Corporation 2007 Incentive Plan. We believe that long-term incentives are an important and essential element that needs to be offered as part of the total compensation program of the Corporation as a public entity to ensure our ability to attract, motivate, and retain top talent. As such, our long-term incentives to key management employees are designed to accomplish a number of important objectives:
•	Align management and shareholder interests

•	Balance the short-term orientation of other compensation elements

•	Provide a variable portion of total compensation tied to long-term market and financial performance of the Corporation

•	Build executive stock ownership

•	Hold executives accountable for their long-term decisions

•	Reinforce collaboration across the Corporation

•	Retain key talent over the long term

•	Share success with those who directly impact our performance results
          At the time of this award, the Compensation Committee determined the terms of the award, including the performance period and the performance objectives relating to the award of performance shares. At the conclusion of a performance share award performance period, the Compensation Committee will review actual performance versus the pre-established performance goals to determine whether the performance objectives were met in whole or in part, and the associated payment that may be due as a result. The Compensation Committee carefully considered the impact of stock option expensing, as well as dilution, in order to achieve a balance between our costs, competitiveness and maintaining employee incentives.
          The awards granted on the date of our initial public offering, were intended to provide what we deemed to be a proper and competitive balance between stock options, restricted stock awards and performance awards. Based on the fair value of the awards determined in accordance with the Statement of Financial Accounting Standards (SFAS) No. 123(R), Share-Based Payment, approximately 51% of the cost of the grant was delivered in stock options that only benefit participants when the stock price increases, approximately 25% of the cost was delivered in restricted stock awards, which allows us to retain key talent over the long term, and the remaining 24% was delivered in performance awards, which allows us to tie compensation to the long-term market and financial performance of the Corporation.
          Future long-term incentives may be delivered through a variety of award types that we may adopt in the future, including: stock options, restricted stock/units, performance-based equity (performance shares), performance-based cash (performance cash), and other equity/non-equity award types (e.g., stock SARs/cash SARs). We intend to provide long-term awards through a combination of some of the above mentioned types of awards.
     Retirement Programs
          Executive officers participate in our qualified and non-qualified employee retirement programs designed to provide retirement income. Our qualified and non-qualified pension plans provide a retirement income base.
     Non-Qualified Deferred Compensation Plan
          The purpose of this program is to provide certain executives who elect to become participants with the opportunity of deferring a portion of their compensation to a later date and benefiting from the tax advantages related thereto.
Role of Executive Officers in Compensation Decisions
          The Compensation Committee makes all compensation decisions for Named Executive Officers of the Corporation. Decisions regarding the non-equity compensation of other executive officers are made by the Chief Executive Officer. The CEO annually reviews the performance of the other Named Executive Officers. The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual incentive award amounts, are presented to the Compensation Committee. The Compensation Committee reviews and approves or recommends changes in the compensation of the Named Executive Officers, including the CEO, and makes recommendations for final approval to the Board.
Compensation of Named Executive Officers for 2008
          The Compensation Committee evaluated the different components of compensation of the executive officers to ascertain compensation at adequate levels (defined as total compensation targeted at median external pay levels) when compared with peer companies and to retain its executive officers.
          As part of the engagement of Cook, the Compensation Committee reviewed each pay component to align compensation for the first time to that of similar companies. The main purpose was to assure that we established a competitive compensation program. Based on the initial analysis, we began providing long-term incentive awards during December 2007.
     Base Salary
          In setting base salaries for 2008, the Compensation Committee considered the following factors:
•	The corporate budget, meaning our overall budget for base salary increases. The corporate budget was established based on planned performance for 2008. The objective of the budget is to allow salary increases to retain and motivate successful performers while maintaining affordability within our business plan.

•	The relative pay differences for different job levels.

•	Individual performance base salary increases were driven by individual performance assessments.

•	Evaluation of peer group data specific to each executive position, where applicable. However, the Compensation Committee may exercise subjective judgment in determining final pay recommendations.
          The Compensation Committee applied the principles described above in establishing the 2008 base salary for Mr. Ramón Ruiz, the Corporation’s CEO. In an executive session, the Compensation Committee assessed Mr. Ruiz’s 2007 performance, based on established corporate goals and financial objectives. They considered the Corporation’s and Mr. Ruiz’s accomplishment of objectives that had been established at the beginning of the year, strategic direction of the Corporation and its own subjective assessment of his performance. The Compensation Committee approved a salary increase for Mr. Ruiz and recommended it to the Board, which also approved it.
          For all other Named Executive Officers salary increases were based on the aforementioned principles, and were in line with budget and salary increases for all other employees.
     Long-Term Incentive Awards
          On the closing date of our initial public offering, the Compensation Committee awarded certain executive officers, including Named Executive Officers, stock options, restricted stock awards and performance awards. A summary of the long-term incentive awards granted during 2008 is included on the Grants of Plan Based Awards table. No stock options or restricted stock awards were granted in 2008 to Named Executive Officers.
     Non-Equity Incentive Plan
          The non-equity incentive award for 2008 was based on the performance of the Corporation against the stated objectives. For 2008, our reported net income, excluding realized and unrealized gain and losses on investments and derivatives (tax effected), was $58.7 million, which was at the targeted level. Also, total operating revenues, excluding net investment income, was $1.7 billion, which exceeded the targeted level. In February 2009, the Compensation Committee and the Board approved payments to the Named Executive Officers under the 2008 non-equity incentive plan, in the amounts set-forth below in the Summary Compensation Table. Payments were made within the established parameters.
Compensation Committee Report
          The Corporation’s Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis described above with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.
Submitted by:
Adamina Soto-Martínez, CPA, Chair of the Compensation Committee
Manuel Figueroa-Collazo

Jorge L. Fuentes-Benejam, PE
Roberto Muñoz-Zayas, MD
Summary Compensation Table

							Change in
							Pension Value
							and Non-
							Qualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal Position	Year	Salary(1)	Bonus(2)	Awards(3)	Awards(3)	Compensation	Earnings(4)	Compensation(5)	Total
Ramón M. Ruiz-Comas,	2008	$563,100	$51,818	$749,998	$749,001	$425,000	$60,000	$104,309	$2,703,226
President and CEO Triple-S	2007	541,500	49,838	51,370	51,301	431,000	120,000	91,924	1,336,933
Management Corporation	2006	492,274	45,325	—	—	386,020	115,000	72,868	1,111,487

Juan José Román-Jiménez,	2008	390,000	35,950	249,999	249,667	210,600	40,000	40,423	1,216,639
Vice President of Finance &	2007	360,000	33,200	17,123	17,100	206,800	60,000	27,014	721,237
CFO of Triple-S Management	2006	285,000	26,325	—	—	165,758	35,000	21,474	533,557
Corporation

Socorro Rivas-Rodríguez,	2008	411,600	37,930	249,999	249,667	309,300	65,000	62,367	1,385,863
President of Triple-S	2007	395,700	36,473	17,123	17,100	325,400	105,000	65,908	962,704
Salud, Inc.	2006	380,500	35,079	—	—	299,895	175,000	67,595	958,069

Eva G. Salgado,	2008	286,100	26,426	75,004	74,901	205,300	35,000	43,293	746,024
President of Triple-S	2007	275,700	25,473	5,137	5,130	221,800	54,000	33,406	620,646
Propiedad, Inc.	2006	264,500	24,446	—	—	207,664	48,000	28,802	573,412

Arturo Carrión-Crespo,	2008	229,400	19,117	75,004	74,901	125,600	—	39,831	563,853
President of Triple-S	2007	220,500	18,375	5,137	5,130	124,600	—	44,606	418,348
Vida, Inc.	2006	210,000	17,500	—	—	125,453	—	40,788	393,741

(1)	Amounts represent base salary. Some of the Named Executive Officers deferred a portion of their salary under the non-qualified deferred salary plan, which was included in the Non-Qualified Deferred Compensation Table.

(2)	Represents annual non-performance base bonus. See “Compensation Discussion and Analysis—Annual Cash Bonus” for detailed explanation.

(3)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes with respect to the year ended December 31, 2008 in accordance with the provisions SFAS No. 123(R), excluding the estimated forfeitures related to service-based vesting conditions. See footnote 21 (“Share-Based Compensation”) of the Corporation’s audited consolidated financial statements on the Form 10-K for the year ended December 31, 2008.

(4)	The amounts represent the actuarial increase in the present value of the Named Executive Officer’s benefits under our pension plan, and the Supplemental Benefit Plan, further described below. The increase was calculated using the interest rate, discount rate and form of payment assumptions consistent with those used in our financial statements. The calculation assumes benefit commencement is at normal retirement age (65), and was calculated without respect to pre-retirement death, termination or disability. Earnings on deferred compensation are not reflected in this column because we do not provide above market or guarantee returns on non-qualified deferred compensation. Mr. Carrión-Crespo does not participate in our defined benefit retirement plans.

(5)	Other annual compensation consists of the following:

			Contributions to
			Defined
		Sick Leave &	Contribution
Name	Vehicles Allowance	Vacation Paid (a)	Plans	Other	Total
Ramón M. Ruiz-Comas	$30,000	$74,309	$—	$—	$104,309
Juan José Román-Jiménez	—	40,423	—	—	40,423
Socorro Rivas-Rodríguez	17,220	40,123	—	5,024	62,367
Eva G. Salgado	14,377	28,916	—	—	43,293
Arturo Carrión-Crespo	23,140	—	16,691	—	39,831

(a)	We pay to all of our employees, including the Named Executive Officers, the sick leave license days not used during the year and the excess, if any, of vacation accrued over thirty days. Amounts included represent cash paid during 2008.

Grants of Plan-Based Awards during Fiscal Year 2008

									All Other
								All Other	Option		Grant
								Stock	Awards:		Date Fair
		Estimated Future			Estimated Future			Awards:	Number of	Exercise	Value of
		Payments Under Non-Equity			Payments Under Equity			Number of	Securities	Price of	Stock and
		Incentive Plan Awards (1)			Incentive Plan Awards			Shares of	Underlying	Option	Option
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock (#)	Options (#)	Awards	Awards
Ramón M. Ruiz-Comas	—	$315,340	$394,170	$591,260	—	—	—	—	—	—	—
Juan José Román-Jiménez	—	156,000	195,000	292,500	—	—	—	—	—	—	—
Socorro Rivas-Rodríguez	—	230,500	288,120	432,180	—	—	—	—	—	—	—
Eva G. Salgado	—	160,220	200,270	300,410	—	—	—	—	—	—	—
Arturo Carrión-Crespo	—	128,460	160,580	240,870	—	—	—	—	—	—	—

(1)	The Compensation Committee established the performance measures for purposes of determining the amounts payable for the year ended December 31, 2008. The amounts shown under the Threshold column assume that the lowest levels meet by the Corporation or business unit. The amount of the annual bonus can be zero if the lowest level is not achieved. Awards, if any, under this plan are payable in the first quarter of the following year. Amounts approved for 2008 are reflected in the Summary Compensation Table — Non-Equity Incentive Plan Compensation column.
Outstanding Class B Equity Awards at 2008 Fiscal Year-End

	Option Awards					Stock Awards
								Equity	Equity
			Equity					Incentive	Incentive
			Incentive Plan					Plan	Plan
		Number of	Awards:					Awards:	Awards:
	Number of	Securities	Number of			Number of	Market	Number of	Market
	Securities	Underlying	Securities			Shares of	Value of	Unearned	Value of
	Underlying	Unexercised	Underlying			Stock That	Shares of	Shares	Unearned
	Unexercised	Options (#)	Unexercised	Option	Option	Have Not	Stock That	That Have	Shares That
	Options (#)	Unexcercisable	Unearned	Exercise	Expiration	Vested (#)	Have Not	Not Vested	Have Not
Name	Excercisable	(1)	Options (#)	Price	Date	(2)	Vested (3)	(#) (4)	Vested (3)
Ramón M. Ruiz-Comas	155,172	310,345	—	$14.50	12/7/2014	51,724	$594,826	77,586	$892,239
Juan José Román-Jiménez	51,724	103,448	—	14.50	12/7/2014	17,242	198,283	25,862	297,413
Socorro Rivas-Rodríguez	51,724	103,448	—	14.50	12/7/2014	17,242	198,283	25,862	297,413
Eva G. Salgado	15,517	31,035	—	14.50	12/7/2014	5,173	59,490	7,759	89,229
Arturo Carrión-Crespo	15,517	31,035	—	14.50	12/7/2014	5,173	59,490	7,759	89,229

(1)	Stock option awards vest in equal installments on December 7, 2009 and December 7, 2010.

(2)	Unvested restricted stock grants vest in equal installments on December 7, 2009 and December 7, 2010.

(3)	The market value of restricted stock and performance awards that have not vested was calculated by multiplying the closing price of our Class B shares on December 31, 2008 ($11.50), by the applicable number of shares.

(4)	Unvested performance awards vest on December 31, 2010 depending on the achievement of performance measures by Named Executive Officers.
Options Exercised and Stock Vested in Fiscal Year 2008

	Option Awards		Stock Awards
			Number of
	Number of		Shares	Value
	Shares		Acquired	Realized on
	Acquired on	Value Realized	on Vesting	Vesting ($)
Name	Exercise (#)	on Exercise ($)	(#) (1)	(2)
Ramón M. Ruiz-Comas	—	—	25,862	$214,655
Juan José Román-Jiménez	—	—	8,620	71,546
Socorro Rivas-Rodríguez	—	—	8,620	71,546
Eva G. Salgado	—	—	2,586	21,464
Arturo Carrión-Crespo	—	—	2,586	21,464

(1)	Represents the number of restricted stock awarded on the date of our initial public offering that vested on December 7, 2008.

(2)	The market value of restricted stock and performance awards that vested was calculated by multiplying the closing price of our Class B shares on December 7, 2008 ($8.30), by the applicable number of shares.
Defined Benefit Retirement Plan
          The following table illustrates the present value of accumulated benefits and the number of years credited service for the Named Executive Officers under our Non-Contributory Retirement Program and our Supplemental Retirement Program.
Pension Benefits Table

		Number of
		Years	Present Value of	Payments
		Credited	Accumulated	During Last
Name	Plan Name	Service	Benefit	Fiscal Year
Ramón M. Ruiz-Comas	Non-Contributory Retirement Program for Certain Employees of Triple-S Management Corporation Triple-S Management Corporation Supplemental Retirement Program	18.56	$410,000 570,000	—

Juan José Román-Jiménez	Non-Contributory Retirement Program for Certain Employees of Triple-S Management Corporation Triple-S Management Corporation Supplemental Retirement Program	12.98	175,000 85,000	—

Socorro Rivas-Rodríguez(1)	Non-Contributory Retirement Program for Certain Employees of Triple-S Management Corporation Triple-S Management Corporation Supplemental Retirement Program	26.97	980,000 765,000	—

Eva G. Salgado	Non-Contributory Retirement Program for Certain Employees of Triple-S Management Corporation Triple-S Management Corporation Supplemental Retirement Program	12.89	260,000 60,000	—

Arturo Carrión-Crespo	Non-Contributory Retirement Program for Certain Employees of Triple-S Management Corporation Triple-S Management Corporation Supplemental Retirement Program	—	— —	—

(1)	Participant is eligible for early retirement under both plans. Additional details on early retirement payments and benefit formula and eligibility standards can be found in the sections titled “Non-Contributory Defined Benefit Pension Plan” and “Supplementary Retirement Plan” below.

          We sponsor a Non-Contributory Retirement Program for certain of our employees. The compensation covered by the pension plans is the annual salary as set forth in the Summary Compensation Table. The Supplemental Retirement Program covers benefits in excess of the Internal Revenue Service (“IRS”) limits that apply to the Non-Contributory Retirement Program, which is a qualified program under IRS rules. The following is a summary of the pension plans’ provisions.
     Non-Contributory Defined-Benefit Pension Plan
•	Employees eligible for participation — Employees age 21 or older with one year of service with a Blue Cross and/or Blue Shield Association (“BCBSA”) organization are eligible to participate. An employee becomes a participant on the January 1 or July 1 coincident with or next following the completion of the age and service participation requirements. Union employees hired after December 19, 2007 are ineligible to participate. Non-union employees hired after September 30, 2007 are ineligible to participate.

Employees of a subsidiary that participate in this program are treated as employees of the sponsoring employer for purposes of this program.

•	Average earnings — Highest average annual rate of pay from any five consecutive calendar year periods out of the last ten years. Each year’s earnings are limited to $200,000 (as indexed). As permitted under the Economic Growth and Tax Relief Reconciliation Act of 2001 (“EGTRRA”), for purposes of calculating final average earnings for participants who are employed on or after January 1, 2002, the $200,000 limit applied retroactively to the 1994 program year. For 2008, the pension earnings are limited to $230,000.

•	Accrued benefit — Single life benefit equal to the following:
i.	2% of final average earnings multiplied by plan and BCBSA service (defined as years worked by an employee working with BCBSA)

ii.	up to 30 years, minus

iii.	prior lan benefit (if any)
The accrued benefit cannot be less than the benefit calculated considering employer service only.
•	Normal retirement
i.	Eligibility — Termination of employment after both the attainment of age 65 and after either the fifth anniversary ofpProgram participation or completion of five years of vesting service.

ii.	Benefit — The accrued benefit payable at normal retirement date.
To be eligible for early retirement, termination of employment should occur after attaining age 55 with five years of plan service. The benefit will be the accrued benefit at normal retirement date reduced using factors that are actuarially equivalent to the age 62 benefit. There is no reduction if retirement occurs after age 62.
The plan also has a special early retirement. To be eligible, the termination of employment should occur after attaining 30 years of plan service and election of immediate benefit commencement. The accrued benefit is calculated at date of termination with no early retirement reductions. This benefit replaces the early retirement benefit for those meeting the special early retirement benefit eligibility.
•	Forms of payment — The standard form is a straight life annuity. The automatic form of payment for a single participant is the standard form, and for a married participant at the benefit commencement date there is a reduced qualified joint and survivor annuity, with 50% of the benefit continuing to the surviving spouse upon the earlier death of the participant.

In lieu of the automatic form of payment, a participant may elect, with the proper spousal consent, one of the optional forms of annuity payment or, alternatively, a single lump sum payment.
     Supplementary Retirement Plan
•	Employees eligible for participation — Employees with Non-Contributory Retirement Program benefits limited by the IRC maximum compensation and benefit limits are eligible to participate.

•	Final average earnings — The highest average annual rate of pay from any five consecutive calendar year periods out of the last ten years.

•	Accrued benefit — Single life benefit equal to the following:
i.	2% of final average earnings multiplied by plan and BCBSA service up to 30 years, minus

ii.	Prior plan benefit (if any), minus

iii.	Qualified Retirement Program Benefit
The Accrued Benefit cannot be less than the benefit calculated considering Employer Service only.
•	Normal retirement
i.	Eligibility — Termination of employment after both the attainment of age 65 and after either the fifth anniversary of Program participation or completion of five years of Vesting Service.

ii.	Benefit — The Accrued Benefit payable at Normal Retirement Date.
•	Early retirement
i.	Eligibility — Termination of employment after attaining age 55 with five years of plan and BCBSA service.

ii.	Benefit — The accrued benefit at normal retirement date reduced using factors that are actuarially equivalent to the age 62 benefit. No reduction if retirement occurs after age 62.
•	Special early retirement
i.	Eligibility — Termination of employment after attaining 30 years of plan and BCBSA service and election of immediate benefit commencement.

ii.	Benefit — This benefit is calculated at date of termination with no early retirement reductions and replaces the early retirement benefit for those meeting the special early retirement benefit eligibility.
•	Forms of payment — The standard form is a straight life annuity. The automatic form of payment for a single Participant is the standard form and for a married Participant at the benefit commencement date is a reduced qualified joint and survivor annuity, with 50% of the benefit continuing to the surviving spouse upon the earlier death of the participant.
Non-Qualified Deferred Compensation Table
The following table presents the non-qualified deferred compensation for the Named Executive Officers:

	Executive	Registrant	Aggregate		Aggregate
	Contribution	Contribution	Earnings in	Aggregate	Balance at
	Last Fiscal	in Last Fiscal	Last Fiscal	Withdrawals/	Last Fiscal
Name	Year (1)	Year	Year	Distributions	Year
Ramón M. Ruiz	$13,200	—	$14,146	—	$280,563
Juan J. Román	64,000	—	10,371	—	216,889
Socorro Rivas	56,937	—	65,314	—	1,281,835
Eva G. Salgado	110,900	—	5,386	—	116,286
Arturo Carrión	—	—	—	—	—

(1)	Amounts included in this column are reported as compensation in the Summary Compensation Table.
     Participants may elect to defer up to twenty percent (20%) of gross annual cash compensation under the Program. They forfeit all rights to the compensation deferred until the occurrence of any of the following events:
•	Upon termination of employment

•	Retirement

•	Six (6) months of continued disability

•	Death of Participant

•	An elected fixed date occurring after the 5th but not later than the 25th anniversary of deferral
     [No amounts are payable to Named Executive Officers upon termination of employment other than amounts payable in accordance with law or policies of the Corporation applicable to all employees, or as a result of a change in control of the Corporation.]
DIRECTORS’ COMPENSATION AND BENEFITS
     The following tables summarize the fees or other compensation that our non-employee directors earned for services as members of the Board or any committee of the Board during 2008, pursuant to our outstanding compensation structures up date.

Director Compensation for Fiscal Year 2008

	Fees Earned or
	Paid in Cash
Name	(1)(2)	Stock Awards	Total
Adamina Soto Martínez	$56,874	$16,704	$73,578
Antonio F. Faria	$51,174	$16,704	67,878
Carmen Ana Culpeper	$53,024	$16,704	69,728
Jorge Fuentes Benejam (3)	$32,555	$16,704	49,259
Jaime Morgan Stubbe	$50,724	$16,704	67,428
Jesús R. Sánchez Colón	$49,474	$16,704	66,178
José Arturo Alvarez Gallardo	$53,174	$16,704	69,878
José Hawayek	$46,715	$16,704	63,419
Juan E. Rodríguez Díaz	$53,174	$16,704	69,878
Luis A. Clavell	$85,624	$16,704	102,328
Manuel Figueroa Collazo	$51,294	$16,704	67,998
Porfirio E. Díaz Torres	$47,074	$16,704	63,778
Roberto Muñoz Zayas	$49,274	$16,704	65,978
Valeriano Alicea Cruz	$46,724	$16,704	63,428
Vicente León Irizarry	$59,474	$16,704	76,178
Arturo Córdova López (4)	$18,211	$0	18,211
Wilfredo López Hernández (4)	$18,243	$0	18,243
Wilmer Rodríguez (4)	$42,461	$0	42,461
Miguel Nazario Franco (5)	$19,439	$0	19,439

(1)	Prior to October 1, 2008 directors who were not employees were paid a monthly retainer of $2,500 as directors of the Corporation. The Chairman of the Board received a monthly retainer of $6,500. Also, all Board members received $522.15 as a monthly stipend for health insurance up to September 30, 2008.

(2)	Effective July 1, 2007 and until September 30, 2008, all Board members receive a monthly stipend of $522.15 for health insurance. This monthly stipend for health insurance is included within the “Fees Earned or Paid in Cash” column.

In addition, the Board holds an annual off-site meeting to discuss our strategic direction and to comply with educational requirements, among other purposes. Members may be accompanied by their spouses, whose transportation and other costs are paid by us. Certain executives and their spouses accompany the Board as it may be necessary. Some of the activities at this meeting could be considered non-work related; however, due to the difficulty in allocating the specific cost to each member and since total cost is estimated at less than $5,000 per person, such amount was not included in the above table under “All Other Compensation.”

(3)	Term as member of the Board began on April 28, 2008.

(4)	Term as member of the Board expired on April 27, 2008

(5)	Resigned to the Board effective on April 3, 2008.
     Effective October 1, 2008, we revised the compensation structure for members of our Board. Under our new directors’ compensation structure, the Chairman of the Board receives a monthly retainer of $7,025 and all other Board members receive a monthly retainer of $3,025. The Chairman of the Audit Committee receives an additional monthly retainer of $417, and the respective Chairpersons of the Compensation and Corporate Governance and Nominations Committees receive an additional monthly retainer of $250. Also, a monthly stipend of $522.15 for health insurance that all Board members used to receive was eliminated effective September 30, 2008. The following is the amount received by each director for each Board or committee meeting attended:

Meetings	Director
Board of Directors	$500
Audit Committee	350
Compensation and Corporate Governance and Nominations Committees	300
All other	150

     Directors who are also employees do not receive any compensation for service, as members of the Board or any committee of the Board, or the board of directors of a subsidiary.
❖ ❖ ❖
OTHER RELATIONSHIPS, TRANSACTIONS AND EVENTS
     In the ordinary course of business, the Corporation’s subsidiaries provide insurance to a number of individual directors and executive officers of the Corporation, to the medical practices of such directors, and to members of their respective immediate families. The Corporation’s subsidiaries also provide insurance to Méndez & Co., Inc., Menaco Corporation, International Shipping Agency, Palmas del Mar Properties, Inc., B. Fernández & Hermanos, Inc., Pan Pepin (a wholly-owned subsidiary of B Fernandez & Hermanos Holding), Kevane Grant Thorton, LLP, San Jorge Medical Specialties and Vernet, Inc. Certain directors and nominees have material ownership interests in or occupy senior positions at these entities, including as President and Director. The aggregate amount paid to the Corporation’s subsidiaries for services to these entities in 2008 amounted to approximately $4,070,457. The terms on which the Corporation’s subsidiaries provide insurance to related parties are the same as the terms offered to unrelated parties.
     Directors of the Corporation that are physicians, dentists or their affiliated entities are also service providers of Triple-S Salud, Inc. (formerly Triple-S, Inc.) in the ordinary course of their business as physicians and dentists. Some of our directors, their immediate family members and affiliated entities received more than $120,000 in compensation for services as healthcare providers for one of the Corporation’s subsidiaries. San Jorge Children’s Medical Specialties, a medical group of which our Chairman of the Board, Dr. Luis A. Clavell-Rodríguez, is the managing partner and controlling shareholder, received total payments from Triple-S Salud, Inc of approximately $539,930 in 2008. San Jorge Children’s Hospital, a hospital at which Dr. Luis A. Clavell-Rodríguez is the Chief Medical Officer, received total payments from TSI of approximately $11,689,657 in 2008. Dr. Porfirio Díaz-Torres, a director of our Board, and members of his immediate family received approximately $420,846 in 2008. Dr. Wilmer Rodríguez-Silva, who was a director of our Board until April 27, 2008, received approximately $227,632 in 2008. Clínica Las Américas Guaynabo, a medical clinic of which, Dr. Arturo Córdova-López, who was a director of our Board until April 27, 2008, is Medical Director and a principal shareholder, received total payments from Triple-S Salud, Inc. of approximately $1,938,217 in 2008. The terms of the provider agreements with Triple-S Salud, Inc. pursuant to which the above payments were made are the same as the terms of the provider agreements of physicians and healthcare organizations who are not directors or affiliated with directors of the Corporation.
     While the Corporation periodically monitors transactions with related persons, the Corporation has not adopted a formal written policy regarding the review, approval or ratification of transactions with related persons. On an annual basis, each director and executive officer of the Corporation is obligated to complete a Director and Officer Questionnaire which requires disclosure of any transactions with the Corporation in which the director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest.
❖ ❖ ❖
APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     KPMG LLP (“KPMG”) previously served as our independent auditor. As previously reported on a Form 8–K/A dated March 18, 2009, we dismissed KPMG as our independent registered public accounting firm. We have engaged PricewaterhouseCoopers, LLP (“PWC”) as the Corporation’s independent registered public accountants for the fiscal year ending December 31, 2009.
     In August 2008, the Audit Committee of the Board determined to request proposals from independent registered public accounting firms for the Corporation’s 2009 audit. The Audit Committee believes that a periodic review of the appointment of the Corporation’s external audit firm is beneficial to the Corporation and its shareholders. KPMG has acted as the principal independent accountants of the Corporation for over 25 years. The Audit Committee invited KPMG and the other three major U.S. international accounting firms to participate in the process. As a result of this competitive process and after careful deliberation of the proposals submitted by these four firms, on February 25, 2009, the Audit Committee selected PwC as the Corporation’s independent registered public accountants for the fiscal year ending December 31, 2009, and dismissed KPMG from that role, effective upon the completion of the audit of the Corporation’s financial statements and the issuance of the Corporation’s Form 10-K for the fiscal year ended December 31, 2008 (the “2008 10-K”).
     The audit reports of KPMG on the consolidated financial statements of the Corporation as of and for the years ended December 31, 2008 and 2007, respectively, did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles, except as follows: KPMG’s report on the consolidated financial statements of the Corporation as of and for the years ended December 31, 2008 and 2007 contained a separate paragraph stating that “[a]s discussed in [Note 16 for 2008 and Note 15 for 2007] to the consolidated financial statements, the Company adopted the recognition and disclosure provisions of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, as of December 31, 2006.” The audit reports of KPMG on the effectiveness of internal control over financial reporting as of December 31, 2008 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except that KPMG advised the Corporation of a material weakness with respect to other-than-temporary impairment (“OTTI”), as explained in the sixth paragraph of this section.
     During the two fiscal years ended December 31, 2008 and 2007, respectively, and in the subsequent interim period through March 18, 2009: (1) there were no disagreements between the Corporation and KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the subject matter of the disagreement in its reports on the financial statements of the Corporation for such years, except for the matter discussed in the following paragraph, and (2) there were no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K, except for the matter described in the preceding paragraph and further discussed in the sixth paragraph of this section.
     On February 9, 2009, in a meeting with the Audit Committee related to the audit of the Corporation’s financial statements for the year ended December 31, 2008, KPMG provided written notice to the Audit Committee that it had a disagreement with management related to whether a decline in fair value of certain securities held by the Corporation in its investment portfolio in the second quarter of 2008 resulted in an OTTI in the value of such securities. This issue had been presented as a review difference and discussed in an Audit Committee meeting held on August 4, 2008. The accounting issue was resolved to KPMG’s satisfaction at such meeting, and the Corporation filed its Quarterly Report on Form 10-Q for the quarter ended June 30, 2008 having recorded an OTTI of $2.36 million with respect to such securities in the financial statements of such quarter. The Corporation has authorized KPMG to respond fully to the inquiries of PwC, as successor auditor, regarding such disagreement.
     On March 9, 2009, a “reportable event,” as that term is defined in Item 304(a)(1)(v) of Regulation S-K, occurred as follows: In connection with the preparation of the Corporation’s consolidated financial statements for the year ended December 31, 2008, and having assessed the effectiveness of the Corporation’s internal control based on criteria described in the “Internal Control—Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission, management concluded that the Corporation’s internal control over financial reporting was not effective as of December 31, 2008 due to the following material weakness: The Corporation’s processes, procedures, and controls are not designed or operating effectively to ensure that other-than-temporary impairment (“OTTI”) on available for sale investment securities were recorded in accordance with generally accepted accounting principles. Specifically, our policies and procedures were not designed effectively to identify a complete population of available for sale investments that should be analyzed for OTTI. Also, our monitoring controls are not designed to consider factors that may indicate a decline in the value of available for sale investments is other than temporary in accordance with generally accepted accounting principles. These control deficiencies constitute a material weakness that resulted in material errors in net realized investment losses in our preliminary 2008 annual consolidated financial statements which were corrected prior to issuance of the Corporation’s consolidated financial statements. The Corporation is taking steps to address the material weakness and improve its internal control over financial reporting, as described in Item 9A of its 2008 10-K. The Corporation has authorized KPMG to respond fully to the inquiries of PwC, as successor auditor, regarding this material weakness.

     On February 25, 2009, the Audit Committee approved the engagement of PwC as the Corporation’s new principal independent accountants for the fiscal year ending December 31, 2009. During the two fiscal years ended December 31, 2008 and 2007 and the subsequent interim period through March 18, 2009, the date of the filing of the Corporation’s 2008 10-K with the SEC, the Corporation did not consult with PwC regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Corporation’s financial statements, and PwC did not provide either a written report or oral advice to the Corporation that PwC concluded was an important factor considered by the Corporation in reaching a decision as to any accounting, auditing or financial reporting issue. The Corporation did not consult with PwC regarding any of the matters or events set forth in Item 304(a)(2)(ii) of Regulation S-K.
     We furnished a copy of the above disclosures to KPMG and requested that KPMG provide a letter addressed to the SEC stating whether or not it agrees with the statements contained in the Form 8-K/A dated March 18, 2009. A copy of such letter is filed as Exhibit 16.1 to the Form 8–K/A dated March 18, 2009.
     Representatives of PWC are expected to attend the Annual Meeting and will be given an opportunity to make a statement if so desired and to respond to appropriate questions. Representatives of KPMG are not expected to be present at the Annual Meeting.
DISCLOSURE OF AUDITOR’S FEES
     The following is a description of the fees paid or accrued by us for the professional services rendered by KPMG LLP for the years ended December 31, 2008 and 2007:
Audit Fees
     The aggregate fees paid or accrued by us for professional services rendered by KPMG LLP for the audit of our annual financial statements as of and for the years ended December 31, 2008 and 2007, and for the reviews of the financial statements included in our quarterly reports on Form 10-Q, were $1,370,000 and $1,045,000, respectively.
Audit-Related Fees
     The aggregate fees paid or accrued by us for professional services rendered by KPMG LLP as of and for the years ended December 31, 2008 and 2007 were $4,000 and $234,000, respectively. The 2008 and 2007 fees were related to work performed with registration statements, such as due diligence and the issuance of comfort letters.
Tax Fees
     For the years ended December 31, 2008 and 2007, there were no fees paid or accrued by us for professional services rendered by KPMG LLP for tax compliance, tax advice or tax consulting.
All Other Fees
     The aggregate fees paid or accrued by us for professional services rendered by KPMG LLP other than those previously reported as of and for the years ended December 31, 2008 and 2007 were $25,000 and $23,000, respectively. The 2008 and 2007 fees were associated with the work performed to issue the Statement of Actuarial Opinion included in the Triple-S Propiedad, Inc. (formerly Seguros Triple-S, Inc.) statutory filings.
Pre-Approval Policies and Procedures
     All auditing services and non-audit services must be pre-approved by the Audit Committee. Pre-approval is not required for non-audit services if: (1) the aggregate dollar value of such services does not exceed five percent of the total fees paid by the Corporation to the external auditors during the fiscal year in which the non-audit services are provided, (2) such services were not recognized by the Corporation at the time of the engagement to be non-audit services, and (3) such services are promptly brought to the attention of and approved by the Audit Committee prior to the completion of the audit.
     All non-audit services were pre-approved by the Audit Committee.
❖ ❖ ❖
PROPOSALS OF SECURITY HOLDERS TO BE PRESENTED AT THE 2010 ANNUAL MEETING OF SHAREHOLDERS
     To be eligible for inclusion in the proxy statement and proxy card for our 2010 annual meeting of shareholders, shareholders’ proposals must be received by the Board’s Secretary, at its principal executive offices, 1441 F.D. Roosevelt Avenue, 6th Floor, San Juan, Puerto Rico, 00920, no later than November 26, 2009. If the proposal meets the applicable legal and statutory requirements, it will be included in the Proxy Statement and proxy card for our 2010 annual meeting of shareholders. Our Bylaws provide that a shareholder may present a proposal (including a nomination for election to the Board) at the 2010 Annual Meeting and be voted upon by shareholders if it is made by a shareholder who is a record holder as of the applicable record date and such shareholder has delivered written notice of such proposal (containing the information specified in our Bylaws) to the Board’s Secretary, at its principal executive offices, 1441 F.D. Roosevelt Avenue, 6th Floor, San Juan, Puerto Rico, 00920, not earlier than November 26, 2009 nor later than December 26, 2009.
San Juan, Puerto Rico, March 27, 2009.

LUIS A. CLAVELL-RODRÍGUEZ, MD	JESÚS R. SÁNCHEZ-COLÓN, DMD
Chairman of the Board	Secretary of the Board
YOU MAY REQUEST A COPY, FREE OF CHARGE, OF OUR REPORT ON FORM 10-K (WITHOUT EXHIBITS) FOR THE YEAR 2008 AS FILED WITH THE SEC OR BY CALLING (787) 749-4949 OR WRITING TO EILEEN PEREZ, MANAGER, TRIPLE-S MANAGEMENT CORPORATION, PO BOX 363628, SAN JUAN, PR 00936-3628.

☐
TRIPLE-S MANAGEMENT CORPORATION
P.O. Box 363628
San Juan, Puerto Rico 00936-3628
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.
     The undersigned hereby appoints Ramón M. Ruiz-Comas and Juan J. Román-Jiménez as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of each class of Common Stock of Triple-S Management Corporation held of record by the undersigned on March 27, 2009, at the Annual Meeting of Shareholders to be held at the Ponce de León Rooms, A, B and C of the Condado Plaza Hotel, 999 Ashford Avenue, San Juan, Puerto Rico, or any adjournment or postponement thereof.
     Such proxies may vote in their discretion upon such other business as may properly be brought before the meeting or any adjournment thereof.
(Continued and to be signed on the reverse side)

14475

ANNUAL MEETING OF SHAREHOLDERS OF
TRIPLE-S MANAGEMENT CORPORATION
Sunday, April 26, 2009
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card
are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=15701
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
â  Please detach along perforated line and mail in the envelope provided.   â
■    20300000000000000000  5 042609

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS.
IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ITEM 1.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of Three “Group 2” Directors:

NOMINEES:
☐	FOR ALL NOMINEES	¡	Luis A. Clavell Rodríguez, MD
		¡	Vicente J. León Irizarry, CPA
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡	Jesús R. Sánchez Colón, DMD
☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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ANNUAL MEETING OF SHAREHOLDERS OF
TRIPLE-S MANAGEMENT CORPORATION
Sunday, April 26, 2009

PROXY VOTING INSTRUCTIONS
INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.
Vote online/phone until 11:59 PM EST the day before the meeting.
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card
are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=15701
â  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.   â
■    20300000000000000000  5 042609

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS.
IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ITEM 1.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of Three “Group 2” Directors:

NOMINEES:
☐	FOR ALL NOMINEES	¡	Luis A. Clavell Rodríguez, MD
		¡	Vicente J. León Irizarry, CPA
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡	Jesús R. Sánchez Colón, DMD J. DAL PORTO
☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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